Prospectus Supplement No. 8                       Rule 424(b)(3) Prospectus
to Prospectus dated April 11, 1997                Registration Number 333-22125

                           Penn Treaty American Corporation
              $74,750,000 6 1/4% Convertible Subordinated Notes Due 2003
                           2,628,340 shares of Common Stock


     This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated April 11, 1997, as supplemented by Prospectus Supplement No. 1 dated May 6, 1997, Prospectus Supplement No. 2 dated June 11, 1997, Prospectus Supplement No. 3 dated July 21, 1997, Prospectus Supplement No. 4 dated August 15, 1997, Prospectus Supplement No. 5 dated November 10, 1997, Prospectus No. 6 dated November 21, 1997 and Prospectus Supplement No. 7 dated March 10, 1998 (collectively, the "Prospectus") relating to the potential sale from time to time of up to $74,750,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders, the respective principal amounts of Notes beneficially owned by such Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:


                                       Principal
                                        Amount
                                       of Notes                         Number of
                                      Beneficially                     Conversion
                                       Owned and      Percent of         Shares
                                        That May     Outstanding         That May
         Name (1)                       Be Sold         Notes           Be Sold (2)
         --------                      ---------     -----------       ------------
Bear Stearns & Co., Inc. (16)....     $ 9,665,000       12.93%         339,838
Nicholas-Applegate Income &
 Growth Fund (3)(17).............     $ 1,026,000        1.37%          36,075



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(1)  The information set forth herein is as of April 29, 1998 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $28.44 in principal amount of Notes per share of Common Stock.

(3) Nicholas-Applegate Capital Management has full voting and investment power of these securities.

(16) The amount listed includes an additional $1,000,000 principal amount of Notes beneficially owned by Bear Stearns & Co., Inc. ("Bear Stearns"). Bear Stearns, as principal, purchased an aggregate of $1,000,000 principal amount of Notes on April 7, 1998. Bear Stearns has sold or will resell the Notes it beneficially owns in the manner described under "Plan of Distribution." Any compensation in the form of discounts, fees or commissions and any profits on the sales of such Notes may be deemed underwriting discounts or commissions.

(17) The amount listed includes an additional $106,000 principal amount of Notes beneficially owned by the holder and purchased on September 3, 1997.


               The date of this Prospectus Supplement is April 29, 1998